Exhibit 99.1

Emclaire Financial Corp. Announces Third Quarter and Year to Date 2005 Earnings


    EMLENTON, Pa.--(BUSINESS WIRE)--Oct. 21, 2005--Emclaire Financial Corp. (OTCBB:EMCF), the parent holding company of the Farmers National Bank of Emlenton, reported consolidated net income of $663,000 or $0.52 per share for the three months ended September 30, 2005. Net income for the quarterly period decreased $22,000 or 3.2%, as compared to net income of $685,000 or $0.54 per share for the quarter ended September 30, 2004. The Corporation's annualized return on average assets and equity were 0.96% and 10.74%, respectively, for the three months ended September 30, 2005, versus 1.01% and 11.83%, respectively, for the same period in the prior year.
    Net income for the nine-month period ended September 30, 2005 was $1.9 million or $1.49 per share versus $1.8 million or $1.40 per share for the same period in the prior year. This increase of $112,000 or 6.3% in earnings resulted in an annualized return on average assets and equity of 0.92% and 10.40%, respectively, for the current year to date period versus 0.89% and 10.33%, respectively, for the same period in the prior year.
    The decrease in the Corporation's operating results for the quarterly period can be attributed to increases in compensation and benefits, premises and equipment and other noninterest expenses. Partially offsetting this decrease were increases in net interest income, fees and service charges, commissions on financial services and gains on sales of securities.
    The increase in the Corporation's operating results for the year to date period can be attributed to increases in net interest income and noninterest income. Partially offsetting this increase were increases in compensation and benefits, premises and equipment expense and other noninterest expense. Other noninterest expenses that contributed to the variance were increases in professional fees, software depreciation and travel, entertainment and conference expenses. Offsetting these increased expenses were increases in customer service fees, commissions on financial services and gains on the sale of securities.
    During the nine-month period ended September 30, 2005, total assets increased $738,000 to $274.1 million from $273.4 million. Investment securities and cash equivalents decreased $3.3 million and $6.3 million, respectively, between year-end 2004 and September 30, 2005, while customer deposits decreased $4.2 million or 1.8% during the period to $228.7 million at September 30, 2005. Loans receivable and borrowed funds increased $9.8 million and $5.0 million, respectively, to $189.3 million and $20.0 million, respectively, at September 30, 2005. The Corporation remains well capitalized and is positioned for continued growth with total stockholders' equity at September 30, 2005 of $23.7 million or approximately 8.6% of total assets.
    Average interest-earning assets increased $9.2 million or 3.7% to $255.5 million for the nine months ended September 30, 2005, compared to $246.3 million for the same period in the prior year. Contributing to the increase in average earning assets were increases in average securities and cash equivalents during the first nine months of 2005 versus the same period last year. Security portfolio growth has been experienced as management seeks to deploy funds, generated by deposit growth that outpaces loan demand, into safe, sound marketable securities where optimal yields can be realized in the current interest rate environment. During the first nine months of 2005, the yield on interest-earning assets increased 13 basis points to 5.95% versus 5.82% for the same period in 2004.
    Increased customer deposits funded security portfolio growth as average deposits increased $8.5 million or 3.8% to $233.1 million for the nine months ended September 30, 2005 versus $224.6 million for the same period in the prior year. The Corporation's cost of funds increased 10 basis points to 2.21% for the first nine months of 2005 versus 2.11% for the same period in 2004.
    Emclaire Financial Corp. is the parent company of The Farmers National Bank of Emlenton, an independent, nationally chartered, FDIC-insured community bank headquartered in Emlenton, Pennsylvania, operating ten full service offices in Venango, Butler, Clarion, Clearfield, Elk and Jefferson counties, Pennsylvania. The Corporation's common stock is quoted on and traded through the OTC Electronic Bulletin Board under the symbol "EMCF". For more information, visit the Corporation's website at "www.emclairefinancial.com".
    This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation's financial services and products may not occur, changing economic and competitive conditions, technological and regulatory developments, and other risks and uncertainties, including those detailed in the Corporation's filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.


               EMCLAIRE FINANCIAL CORP. AND SUBSIDIARY
                         Financial Highlights
     (Unaudited - Dollar amounts in thousands, except share data)

CONSOLIDATED OPERATING RESULTS DATA:

                               Three month period   Nine month period
                               ended September 30, ended September 30,
                                 2005      2004      2005      2004
                               --------- --------- --------- ---------

 Interest income                 $3,733    $3,521   $11,059   $10,402
 Interest expense                 1,405     1,287     4,101     3,797
                               --------- --------- --------- ---------
   Net interest income            2,328     2,234     6,958     6,605
 Provision for loan losses           40        95       145       170
 Noninterest income                 920       576     2,333     1,577
 Noninterest expense              2,386     1,949     6,804     5,907
                               --------- --------- --------- ---------
   Net income before provision
    for income taxes                822       766     2,342     2,105
 Provision for income taxes         159        81       458       333
                               --------- --------- --------- ---------
 Net income                        $663      $685    $1,884    $1,772
                               ========= ========= ========= =========

 Net income per share             $0.52     $0.54     $1.49     $1.40
 Dividends per share              $0.25     $0.23     $0.75     $0.69

 Return on annualized average
  assets                           0.96%     1.01%     0.92%     0.89%
 Return on annualized average
  equity                          10.74%    11.83%    10.40%    10.33%
 Yield on average interest-
  earning assets                   5.95%     5.78%     5.95%     5.82%
 Cost of average interest-
  bearing liabilities              2.72%     2.50%     2.66%     2.51%
 Net interest margin               3.77%     3.73%     3.81%     3.76%



CONSOLIDATED FINANCIAL CONDITION DATA:

                                                  As of       As of
                                                9/30/2005  12/31/2004
                                                ---------- -----------

 Total assets                                    $274,118    $273,380
 Cash and equivalents                               8,359      14,624
 Securities                                        60,045      63,362
 Loans                                            189,280     179,575
 Deposits                                         228,688     232,874
 Borrowed funds                                    20,000      15,000
 Stockholders' equity                              23,677      23,616

 Book value per share                              $18.67      $18.63

 Net loans to deposits                              82.77%      77.11%
 Allowance for loan losses to total loans            0.99%       1.00%
 Earning assets to total assets                     92.98%      92.86%
 Stockholders' equity to total assets                8.64%       8.64%
 Shares of common stock outstanding             1,267,835   1,267,835



    CONTACT: Emclaire Financial Corp.
             David L. Cox or Shelly L. Rhoades, 724-867-2311